Exhibit 99.1

Vermillion Reports Fourth Quarter and Full Year 2015 Results

Conference Call at 8:30 a.m. ET Today

AUSTIN, Texas — March 24, 2016 — Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, reported on its results for the fourth quarter and full year ended December 31, 2015.

“We are very pleased to have the clearance of our 2nd generation ovarian cancer risk assessment test, Overa®. This is an historic milestone for Vermillion since it will allow us to deliver our proprietary technology with superior negative predictive value and positive predictive value coupled with a global platform, the Roche cobas® 6000,” stated Valerie Palmieri, President and CEO of Vermillion, Inc.

Key Q4 2015 and Q1 2016 Developments:

•

December 1 - Announced additional medical policy coverage for OVA1, with Medi-Cal, California’s Medicaid program. Medi-Cal covers over 12.6 million beneficiaries, which represent approximately one third of the covered lives in California.

•

February 9 - Launched formal “Direct to Women” campaign to build pelvic mass awareness and ensure women “take the driver’s seat” in understanding their pelvic mass journey. This started with the formation of the OVA1 Awareness Team including America’s most decorated gymnast and ovarian cancer survivor, Shannon Miller; NASCAR driver Martin Truex, Jr. and Partner Sherry Pollex, an ovarian cancer thriver and Broadway Star Valisia LeKae, an ovarian cancer survivor, plus a release of our educational website, knowpelvicmass.com

•

February 11 - Announced formation of Pelvic Mass Registry Steering Committee to advise Vermillion on scientific and clinical strategy and oversee the study design and publication. Members include leading national and international experts on ovarian cancer, gynecologic disease and public health policy.

•	March 2 – Overa clinical validation paper accepted for publication in the American Journal of Obstetrics and Gynecology, using the generic name MIA2G (Multivariate Index Assay, 2nd Generation).
•	March 18- Received 510(k) clearance from the Food and Drug Administration (FDA) for a product improvement to OVA1®, named Overa®.

Q4 2015 Financial Results

Total revenue in the fourth quarter of 2015 was $361,000 compared to $1.6 million in the same year-ago quarter. The OVA1 product revenue in the fourth quarter of 2014 included a $1.2 million additional royalty component of revenue from Quest Diagnostics which was recorded once annually and thus is not comparable to the fourth quarter of 2015. Substantially all fourth quarter 2015 revenue was recognized from product sales of OVA1 by ASPiRA LABS.

OVA1 tests performed during the fourth quarter of 2015 decreased 43% to 2,529 compared to 4,474 OVA1 tests performed in the prior year quarter.  The decrease in volume compared to the fourth quarter of 2014 was due to Quest Diagnostics volume transition decreases.

Cost of product revenue for the fourth quarter of 2015 totaled $487,000 and was consistent with the comparable prior year quarter.

Total operating expenses in the fourth quarter of 2015 decreased to $4.9 million from $5.2 million in the fourth quarter of 2014. The decrease was primarily due to lower research and development costs as Overa development was substantially completed in 2014, and lower incentive compensation expense partially offset by expanded sales and marketing headcount compared to the prior year quarter.

Net loss for the fourth quarter of 2015 was $5.0 million or $(0.10) per share, as compared to a net loss of $4.1 million or $(0.11) per share in the prior year quarter.

Full Year 2015 Financial Results
Total revenue for the full year of 2015 was $2.2 million compared to $2.5 million in the prior year. Total revenue in 2015 was comprised of $1.9 million in product revenue from OVA1 and $316,000 in license revenue. Product revenue from OVA1 in 2014 included $2.1 million in product revenue and $454,000 in license revenue.

Total OVA1 volume was 13,598 for 2015. This was comprised of 8,937 tests performed by Quest Diagnostics and 4,661 OVA1 tests performed by ASPiRA LABS.  Our total OVA1 volume was 16,839 for 2014. This was comprised of 16,427 tests performed by Quest Diagnostics and 412 OVA1 tests performed by ASPiRA LABS. The decrease in volume from 2014 to 2015 was due primarily to the transition of OVA1 testing from Quest Diagnostics to ASPiRA LABS. Revenue decreased in 2015 compared to 2014 due to the overall decrease in OVA1 volume as well as the forecasted delay in revenue recognition for OVA1 tests being recognized on the cash basis of accounting at ASPiRA LABS.

Cost of product revenue for 2015 increased $1,079,000 or 88% compared to the same period in 2014.  Cost of product revenue for 2015 includes costs associated with processing the full volume of OVA1 tests at ASPiRA LABS after the cutover of volume from Quest Diagnostics to ASPiRA LABS. The increase in cost of revenue in 2015 compared to 2014 is due to ASPiRA LABS processing 4,661 OVA1 tests in 2015 compared to 412 in 2014 as well as a full year of operating costs in 2015 (ASPiRA began operations in June 2014).

Total operating expenses in 2015 were $19.1 million as compared to $20.5 million in 2014. The decrease in expense was due primarily to lower collaborations, clinical trials, and consulting as the development work on Overa was substantially completed in 2014 as well as start-up costs for ASPiRA LABS incurred in 2014 prior to the June 2014 lab opening not being repeated in 2015.

For the full year of 2015, net loss was $19.1 million or $(0.41) per share as compared to a net loss of $19.2 million or $(0.53) per share in 2014.

As of December 31, 2015, cash and equivalents totaled $18.6 million. The company utilized $5.3 million in cash in the fourth quarter of 2015 including approximately $700,000 primarily for information technology infrastructure. Cash utilization after the first quarter of 2016 is expected to decrease as a result of the restructuring that we announced in February of 2016.  Our goal is to reduce operating expense by approximately 20% from our 2015 run rate.

Conference Call and Webcast

Vermillion’s President and CEO Valerie Palmieri will host a call today to discuss results followed by a question and answer period.

Thursday, March 24, 2016 at 8:30am Eastern/5:30am Pacific

Domestic: 888-587-0615

International:719-325-2432

Conference ID:2472310

Webcast: http://public.viavid.com/index.php?id=118712

Replay – Available through April 8, 2015

Domestic:877-870-5176

International: 858-384-5517

Conference ID:2472310

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Vermillion at (512) 519-0400.

About Vermillion

Vermillion, Inc. (NASDAQ: VRML) is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve outcomes for women. Vermillion, along with its prestigious scientific collaborators, has developed and commercialized care pathway programs focused in gynecologic disease.

The company’s lead in vitro diagnostic test, Overa®, is a blood test to aid physicians in pre-surgical assessment of ovarian tumors for malignancy, using an innovative algorithmic approach. Overa and its predecessor, OVA1, which was the first FDA-cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, represent a new class of software-based liquid biopsy in vitro diagnostics. For additional information, including published clinical trials, visit www.vermillion.com.

About Overa®

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Overa is a simple blood test cleared by the FDA to help physicians assess the likelihood of ovarian cancer when planning surgery for a suspicious pelvic mass. It is not a screening test; rather, Overa is to be used together with a physician’s overall clinical assessment to help guide pre-surgical risk assessment with FDA-cleared technology.

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Overa measures the levels of five proteins found in the blood and then uses a proprietary software called OvaCalc® to calculate a single score. A woman’s risk of cancer is measured by using a 0-10 scale with a single cut-off point of 5 eliminating the ambiguity in determining menopausal status. A high Overa score is not a diagnosis of cancer, rather it indicates an increased risk of malignancy when used as intended.

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A low-risk Overa result may indicate a lower risk of malignancy. Together with clinical assessment, Overa offers physicians added confidence in predicting that a mass they intend to remove will be benign. The negative predictive value (NPV) of Overa combined with physician assessment was 97.7% (260/266 subjects) in the OVA500 study cohort (Coleman et al, 2016). The sensitivity of Overa combined with physician assessment was 93.5% (86/92) in the OVA500 study cohort (Coleman et al, 2016).

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An elevated Overa test result may help physicians determine if a woman should be referred to a gynecologic oncologist for her surgery. A gynecologic oncologist is a gynecologist who has undergone extensive training and specializes in gynecological cancers. Studies have shown that women with ovarian malignancies can experience better outcomes when they are initially treated by a gynecologic oncologist. In the OVA500 validation study, specificity was 69.1% (277/401) alone and 64.8% (260/401) when combined with clinical assessment, both significantly higher than OVA1. As a result, the number of false positive subjects was reduced by about one third. Positive predictive value (PPV) was 40.4% (84/208) alone and 37.9% (86/227) when combined with clinical assessment, also significantly higher than OVA1. This performance improvement may increase the efficiency of referrals over OVA1 without sacrificing referral effectiveness, as demonstrated by equivalent sensitivity and NPV between OVA1 and Overa.

•	Overa has received CE mark for, and clearance to market in, the European Union.

Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding the effects of the restructuring announced in February 2016. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this press release are based on Vermillion's expectations as of the date of this press release. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that could cause actual results to materially differ from those projected in such forward-looking statements include but are not limited to: (1) Vermillion’s ability to increase the volume of OVA1 sales; (2) Vermillion’s ability to market its test through sales channels other than Quest Diagnostics, including ASPiRA LABS; (3) failures by third-party payers to reimburse OVA1 or changes or variances in reimbursement rates; (4) Vermillion’s ability to secure additional capital on acceptable terms to execute its business plan; (5) Vermillion’s ability to commercialize Overa outside the United States; (6) in the event that Vermillion succeeds in commercializing Overa outside the United States, the political, economic and other conditions affecting other countries (including foreign exchange rates); (7) Vermillion’s ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; (8) Vermillion’s ability to compete successfully; (9) Vermillion’s ability to obtain any regulatory approval for Vermillion’s future diagnostic products; (10) Vermillion’s or its suppliers’ ability to comply with FDA requirements for production, marketing and post market monitoring of its products; (11) additional costs that may be required to make further improvements to our manufacturing operations; (12) Vermillion’s ability to maintain sufficient or acceptable supplies of immunoassay kits from its suppliers; (13) Vermillion’s ability to continue to develop, protect and promote its proprietary technologies; (14) future litigation against Vermillion, including infringement of intellectual property and product liability exposure; (15) Vermillion’s ability to retain key employees; (16) business interruptions; (17) legislative actions resulting in higher compliance costs; (18) changes in healthcare policy; (19) Vermillion’s ability to comply with environmental laws; (20) Vermillion’s ability to generate sufficient demand for ASPiRA LABS’ services to cover its operating costs; (21) Vermillion’s ability to comply with the additional laws and regulations that apply to it in connection with the operation of ASPiRA LABS; (22) Vermillion’s ability to comply with FDA regulations that relate to its products and to obtain any FDA clearance or approval required to develop and perform laboratory development tests; and (23) other factors that are described in Vermillion's Form 10-K for the year ended December 31, 2014 and, Vermillion’s Form 10-Q for the quarter ended September 30, 2015 filed with the Securities and Exchange Commission (the “SEC”). Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law.

This release should be read in conjunction with the consolidated financial statements and notes thereto included in Vermillion’s most recent reports on Form 10-K and Form 10-Q. Copies are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov.

Investor Relations Contact:

Michael Wood

LifeSci Advisors LLC

Tel 1-646-597-6983

mwood@lifesciadvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$18,642	$22,965
Accounts receivable	87	167
Prepaid expenses and other current assets	550	534
Inventories	87	-
Total current assets	19,366	23,666
Property and equipment, net	1,504	508
Other Assets	90	-
Total assets	$20,960	$24,174

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$988	$1,123
Accrued liabilities	2,208	2,201
Short-term debt	-	1,106
Deferred revenue	-	489
Other Current Liabilities	155	-
Total current liabilities	3,351	4,919
Non-current liabilities:
Lease obligation - long term	63	-
Total liabilities	3,414	4,919
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding at December 31, 2015 and 2014	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized; 52,113,059 and 43,115,790 shares issued and outstanding at December 31, 2015 and 2014, respectively	52	43
Additional paid-in capital	388,082	370,685
Accumulated deficit	(370,588)	(351,473)
Total stockholders’ equity	17,546	19,255
Total liabilities and stockholders’ equity	$20,960	$24,174

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenue:
Product	$361	$1,456	$1,861	$2,067
License	-	113	316	454
Total revenue	361	1,569	2,177	2,521
Cost of revenue:
Product(1)	487	481	2,309	1,230
Gross profit (loss)	(126)	1,088	(132)	1,291
Operating expenses:
Research and development(2)	853	1,194	3,751	4,667
Sales and marketing(3)	2,595	2,261	9,833	9,893
General and administrative(4)	1,422	1,702	5,533	5,942
Total operating expenses	4,870	5,157	19,117	20,502
Loss from operations	(4,996)	(4,069)	(19,249)	(19,211)
Interest income	6	6	28	40
Other income (expense), net	7	(13)	106	(38)
Loss before income taxes	(4,983)	(4,076)	(19,115)	(19,209)
Income tax benefit (expense)	-	-	-	-
Net loss	$(4,983)	$(4,076)	$(19,115)	$(19,209)

Loss per share - basic and diluted	$(0.10)	$(0.11)	$(0.41)	$(0.53)
Weighted average common shares used to compute basic and diluted net loss per common share	52,009,716	36,721,414	47,124,261	36,082,414

Non-cash stock-based compensation expense included in operating expenses:
(1) Cost of Revenue	$10	$1	$40	$1
(2) Research and development	30	33	137	136
(3) Sales and marketing	56	26	209	259
(4) General and administrative	223	257	841	775